CPI Corp. news for immediate release FOR RELEASE May 31, 2005

FOR FURTHER INFORMATION, CONTACT:

NAME Jane Nelson	FROM CPI Corp.
ADDRESS 1706 Washington Avenue	CITY St. Louis
STATE, ZIP Missouri 63103	TELEPHONE (314) 231-1575

CPI CORP. ANNOUNCES 2005 FIRST QUARTER RESULTS Key Highlights

•	First quarter loss per diluted share narrows to $(0.26) compared to $(1.09) for the same period last year

•	Sales trending higher than prior year

	•	First quarter sales up 2%

	•	First four weeks of second quarter up 14%

•	Digital conversion efforts continue on track

	•	425 studios now fully converted

	•	Digital studios substantially outperforming remaining film studios

•	Sears Essentials expansion plans pared back in 2005

	•	Sears Portrait Studios to be in approximately 40 new Sears Essentials stores in 2005

	•	6 new studios opened to date

                St. Louis, MO, May 31, 2005 – CPI Corp. (NYSE-CPY) today reported a loss per diluted share of $.26 for the 12-week first quarter ended April 30, 2005 which compares to a loss per diluted share of $1.09 for the comparable quarter of 2004. The net loss for the same period decreased to $2.1 million in 2005 from $8.8 million in 2004. The overall results for the first quarter of 2004 were significantly impacted by the recording of other charges and impairments and net losses from discontinued operations.

                Net sales for the first quarter of 2005 increased $879,000 or 2% to $55.8 million from the $54.9 million reported in the first quarter of 2004. This increase resulted from an 11% increase in average sales per customer sitting partially offset by a 9% decrease in customer sittings. The Company attributes the moderate increase in sales to a relatively lower level of marketing intensity in the immediate post-Christmas period as well as the possible negative effects of an early Easter, a seasonally-important time for portraiture sales. Historically, the Company has recognized lower Easter-related sales in those years when Easter falls earlier on the calendar. Sales comparisons have strengthened significantly in the post-Easter final weeks of the first quarter and are proceeding at a strong pace in the earl y part of the second quarter. Preliminary net sales for the first four-

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week period of the second quarter ended May 28, 2005 represent an approximate 14% increase over the comparable four-week period ended on May 29, 2004 driven by a 21% increase in average sales per customer sitting partially offset by a 7% decline in customer sittings.

                The Company attributes its present positive sales trends to the impacts of various initiatives undertaken throughout 2004, which are detailed in earlier releases, as well as various price/offer changes that have been in effect since Easter. Continuing progress on the digital rollout is also having an increasingly positive impact on sales as these studios continue to outperform the analog film studios by a significant margin. The Company converted 271 studios to full digital format as of the end of the first quarter and has converted 425 as of the current date.

                Losses from operations for the first quarter of 2005 were $3.2 million compared to $11.9 million in the comparable quarter of the prior year. The $8.7 million decrease in losses from operations is principally the result of a $879,000 increase in sales, a $226,000 decrease in cost of sales, and a $9.5 million decrease in other charges and impairments partially offset by a $1.5 million increase in selling, general and administrative expenses and a $412,000 increase in depreciation and amortization.

                The decrease in cost of sales resulted from reduced levels of sittings and declines in film purchases and shipping costs attributable to the converted digital studios. These reductions were partially offset by start-up costs and inefficiencies (both in-studio and central lab) in connection with the new digital studios, higher effective print media costs associated with onsite-fulfilled product in the new digital studios and inefficiencies related to the operations of new digital printers in the Company’s remaining analog studios.

                Selling, general and administrative costs increased primarily as a result of increases in studio employment partially offset by planned net reductions in advertising costs and lower corporate employment costs. The increase in studio employment costs resulted principally from the Company’s ongoing initiative to restore coverage hours to our studios that had been reduced in the first quarter of 2004 in response to then-declining sales trends. Studio labor also reflects increased labor and training investments in connection with the start-up operations of the Company’s digital studios. The Company anticipates that with respect to the trend of increased coverage hours, comparisons to the prior year will improve beginning in the second half of the year while the labor and training investments related to the conversion of its studios to digital will continue for a substantial portion of the remainder of 2005. Furthermore, various initiatives launched late in the first quarter of 2005 to improve labor scheduling and overall productivity are expected to drive improvements beginning in the second quarter.

                The increase in depreciation and amortization is principally attributable to additional depreciation charges related to the 2004 studio-wide hardware and printer upgrade as well as the ongoing digital conversion.

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                Based on ongoing discussions with Sears the Company believes that Sears Portrait Studios will be in approximately 40 new Sears Essentials stores in 2005. As of the current date, the Company has opened new portrait studios in six Sears Essential stores.

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A conference call and audio webcast are scheduled for Wednesday, June 1, 2005 at 10:00 a.m. central time to discuss the first quarter fiscal 2005 financial results and provide a Company update. To participate in the call, please dial 888-260-4537 or 706-634-1012 at least 5 minutes before start time.

The webcast can be accessed on the Company’s own site at www.cpicorp.com as well as www.fulldisclosure.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above web sites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 6442023. The replay will be available through June 8, 2005 by phone and for approximately 30 days on the Internet.

CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, an on-line photofinishing service as well as the vehicle for the Company’s customers to archive, share portraits via email and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: customer demand for our products and services, the Company’s ability to obtain financing when needed under reasonable terms, the overall level of economic activity in our major markets, competitors’ actions, manufacturing interruptions, dependence on certain suppliers, changes in our relationship with Sears and the condition and strategic planning of Sears and the impact of the Kmart/Sears merger, fluctuations in operating results, the ultimate impact of the Prints Plus bankruptcy, the attraction and retention of qualified personnel, unforeseen difficulties arising from installation and operation of new equipment in our portrait studios and other risks as may be described in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended February 5, 2005.

Tables to follow...

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CPI CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($’s In thousands except per share amounts)
(Unaudited)
	12 Weeks	Vs	12 Weeks
	April 30, 2005		May 1, 2004

Net sales	$55,804		$54,925

Cost and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	7,465		7,691
Selling, general and administrative expenses	47,130		45,678
Depreciation and amortization	4,273		3,861
Other charges and impairments	109		9,563

	58,977		66,793

Loss from continuing operations	(3,173)		(11,868)

Interest expense	451		599

Interest income	175		281

Other income, net	171		45

Loss from continuing operations before income tax benefit	(3,278)		(12,141)

Income tax benefit	1,220		4,492

Net loss from continuing operations	(2,058)		(7,649)

Net loss from discontinued operations, net of income tax benefit	—		(1,149)

Net loss	($ 2,058)		($ 8,798)

Net loss per common share - diluted
From continuing operations	($ 0.26)		($ 0.95)
From discontinued operations	—		(0.14)

Net loss - diluted	($ 0.26)		($ 1.09)

Net loss per common share - basic
From continuing operations	($ 0.26)		($ 0.95)
From discontinued operations	—		(0.14)

Net loss - basic	($ 0.26)		($ 1.09)

Weighted average number of common and
common equivalent shares outstanding:
Diluted	7,810		8,101

Basic	7,810		8,101

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CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
($’s in thousands)
(Unaudited)

	12 Weeks	Vs.	12 Weeks
	April 30, 2005		May 1, 2004

Capital expenditures	$6,200		$4,905

EBITDA is calculated as follows:
Net earnings (loss) from continuing operations	(2,058)		(7,649)
Income tax expense (benefit)	(1,220)		(4,492)
Interest expense	451		599
Depreciation and amortization	4,442		3,864
Other non-cash charges	218		2,353

EBITDA (1) & (5)	$1,833		$(5,325)

Adjusted EBITDA (2)	$1,942		$1,781

EBITDA margin (3)	3.28%		-9.70%

Adjusted EBITDA margin (4)	3.48%		3.24%

(1)	EBITDA represents net earnings from continuing operations in thousands of dollars before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company’s ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company’s results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$1,833	$(5,325)
EBITDA adjustments:
Accruals related to accelerated vesting of supplemental retirement plan benefits and guaranteed bonuses for 2004	—	3,414
Impairment charges	—	810
Severance and related costs	134	2,036
Consent solicitation costs	—	846
Contract terminations and settlements	(25)	—

Adjusted EBITDA	$1,942	$1,781

(3)	EBITDA margin represents EBITDA, as defined in (2), stated as a percentage of sales.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5)	As required by the SEC’s Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	12 Weeks	Vs.	12 Weeks
	April 30, 2005		May 1, 2004

EBITDA	$1,833		$(5,325)
Income tax benefit (expense)	1,220		4,492
Interest expense	(451)		(599)
Adjustments for items not requiring cash:
Deferred income taxes	(984)		(958)
Deferred revenues and related costs	1,205		93
Impairment reserve and related obligations of preferred security interest	145		—
Other, net	(134)		3,040
Decrease (increase) in current assets	(1,880)		614
Increase (decrease) in current liabilities	(2,984)		4,939
Increase (decrease) in current income taxes	(231)		(3,359)

Cash flows from continuing operations	$(2,261)		$2,937

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CPI CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
APRIL 30, 2005 AND MAY 1, 2004
($’s In thousands)
(Unaudited)

	APRIL 30, 2005	MAY 01, 2004

Assets

Current assets:
Cash and cash equivalents	$30,925	$45,082
Other current assets	38,094	46,703
Net property and equipment	43,350	50,643
Other assets	18,406	24,477

Total assets	$130,775	$166,905

Liabilities and stockholders’ equity

Current liabilities	$70,324	$75,529
Long-term obligations	17,058	25,600
Other liabilities	23,033	23,647
Stockholders’ equity	20,360	42,129

Total liabilities and stockholders’ equity	$130,775	$166,905

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